[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]

              Brocker Shareholders Approve Kaufmann Bros. Warrants

Edmonton, AB - April 18, 2001. Brocker Technology Group Ltd. (Nasdaq: BTGL, TSE:
BKI) announces that at the Special Meeting held on April 11, 2001, the shareholders of the Corporation approved the granting of a total of 300,000 warrants to Kaufmann Bros. L.P. Brocker agreed to grant the warrants to Kaufmann Bros. under an Engagement Letter entered into in October, 2000 pursuant to which Brocker engaged Kaufmann, of New York City, to act as its investment banker and to provide Brocker with corporate capital planning and financial advisory services relative to acquisitions in North America.


Kaufmann Bros. L.P. (www.kbros.com) is a research base, full service investment bank, securities trading firm, and brokerage operation serving the emerging growth communications market place. Kaufmann Bros. offers corporate clients financing solutions in both public and private markets, and advisory services including mergers and acquisitions, as well as equity sales and trading expertise for institutional and individual investors.

In October, 2000, Brocker entered into the Engagement Letter with Kaufmann Bros., under which it agreed to grant Kaufmann three separate warrants, each for 100,000 shares, with exercise prices of $2.00 U.S., $3.00 U.S., and $4.00 U.S. per share. The Toronto Stock Exchange required that Brocker obtain shareholder approval of these warrants. Shareholder approval was obtained at the Special Meeting of Shareholders held on April 11, 2001. The number of shares under option, and the exercise price, will be adjusted to reflect the one for four share consolidation also approved at the April 11, 2001 Shareholder Meeting.

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

----------------------------------------- --------------------------------------
          Nigel Murphy                              Robert Rowell
Communications                            Investor Relations
Tel: +64 9 374 2040                       Telephone: 1-800-299-7823
e-mail: nmurphy@brockergroup.com          e-mail: rrowell@brockergroup.com
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"SAFE HARBOR"  STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.